Exhibit 99.1

Executive Offices One Parkway North Blvd. Suite 100 Deerfield, IL 60015-2559	For Further Information Contact: investorrelations@essendant.com (847) 627-2900

ESSENDANT REPORTS FIRST QUARTER 2018 RESULTS

DEERFIELD, Ill., April 25, 2018 – Essendant Inc. (NASDAQ: ESND), a leading national distributor of workplace items, today announced financial results for the first quarter ended March 31, 2018 as follows:

First Quarter 2018 Summary

•	Net sales declined 2.3% to $1.2 billion, compared to $1.3 billion in the prior year quarter.
•

GAAP loss per share in the quarter was $(1.40) compared to $(5.15) in the prior year quarter. GAAP net loss was $(51.4) million in the quarter, including restructuring actions of $(44.0) million, after-tax.

•

Adjusted diluted loss per share(1) in the quarter was $(0.12), compared to adjusted diluted earnings per share of $0.25 in the prior year quarter. Adjusted net loss (1) was $(4.3) million in the quarter compared to adjusted net income of $9.2 million in the first quarter of 2017.

•	Free cash flow(1) was $(29.2) million in the quarter as compared to free cash flow of $44.7 million in the first quarter of 2017.

“The first quarter’s results reflect the anticipated year over year sales declines in our national reseller channel. Our cost improvement efforts will take time to scale through 2018 and are inclusive of the restructuring program we announced last quarter. We are confident we will deliver more than half of our expected cost savings in 2018, building to a run rate of more than $50 million by 2020. We expect stronger earnings performance in the second half as we fully execute against the strategic drivers we’ve outlined,” said Ric Phillips, President and Chief Executive Officer of Essendant.

“Our progress is on track with our expectations for the three strategic drivers: 1) improving efficiency across the distribution network and reducing the cost base, 2) accelerating sales performance in key customer channels and 3) advancing supplier partnerships that leverage our network and capabilities. We’re excited to accelerate our strategic drivers with the announced agreement to combine with S.P. Richards, which will form a stronger, more competitive national business products distributor. We are focused on significantly improving the value of our business for our shareholders, as we help our customers succeed in the face of a rapidly evolving market.”

(1)	This is non-GAAP information. See the Reconciliation of Non-GAAP Financial Measures section of this document for more information.

Note: All EPS numbers in this document are diluted, except losses or unless stated otherwise.

Essendant Reports First Quarter 2018 Results

S.P. Richards Transaction

On April 12, 2018, the Company announced an agreement to combine with Genuine Parts Company’s S.P. Richards business.  Bringing together leadership and operational expertise from Essendant and S.P. Richards and combining the best elements of each business' operations will create an even stronger company with the ability to harness each organization's unique strengths and capitalize on opportunities to create value. In addition to creating a platform with greater scale and the enhanced ability to serve customers, the combination is expected to unlock more than $75 million in annual run-rate cost synergies and more than $100 million in working capital improvements, with 90% of the cost synergies expected to be realized within two years post-closing.

Upon consummation of the transaction, Genuine Parts Company’s shareholders will receive shares that represent approximately 51% of the outstanding shares of Essendant common stock, with existing shareholders continuing to hold the remaining approximately 49% of the shares.  The transaction is expected to be tax free to the companies’ respective shareholders.

The transaction is subject to certain regulatory approvals and other customary closing conditions, and is expected to close before the end of 2018.

First Quarter Performance

•

Net sales decreased 2.3% compared to the prior year quarter, driven by reduced sales in traditional office products, JanSan, furniture and technology categories, partly offset by growth in cut-sheet paper, industrial supplies and automotive products categories. Net sales by product category were:

•	JanSan Products: decreased $(17.2) million or 5.0% to $328.2 million.
•	Technology Products: decreased $(2.5) million or 0.8% to $314.7 million.
•	Traditional Office Products: decreased $(19.1) million or 9.6% to $179.0 million.
•	Industrial Supplies: increased $8.4 million or 5.7% to $155.6 million.
•	Cut-sheet Paper Products: increased $13.4 million or 12.6% to $119.5 million.
•	Automotive Products: increased $2.2 million or 2.8% to $81.0 million.
•	Office Furniture: decreased $(13.3) million or 18.4% to $58.8 million.
•

Gross profit was $121.2 million, a decline of $64.5 million versus the prior year quarter primarily as a result of charges of $42.8 million related to product assortment refinements, due to the Company’s restructuring activities. Adjusted gross profit was $164.0 million, a decline of $21.7 million from the prior year quarter, due to lower supplier allowances driven by inventory purchase mix and timing and an unfavorable product margin due to lower sales volumes.

•

Operating expenses were $179.6 million, a decrease from $371.1 million in the prior year quarter due primarily to prior year quarter goodwill impairment of $198.8 million and increased litigation accruals of $6.0 million creating a favorable comparison. Adjusted operating expenses were $161.4 million, a decrease of $1.9 million from the prior year quarter due primarily to decreases in employee and other fixed expenses.

•

Income tax benefit was $15.2 million in the first quarter of 2018, compared to $4.3 million in the prior year quarter due to the prior year quarter goodwill impairment. Income tax benefit on the adjusted net loss was $(1.3) million, compared to expense of $5.7 million on the adjusted net income in the prior year quarter.

•

GAAP loss per share was $(1.40) compared to $(5.15) in the prior year quarter. Adjusted diluted loss per share(1) was $(0.12) compared to adjusted diluted earnings per share of $0.25 in the quarter last year.

Essendant Reports First Quarter 2018 Results

Outlook for 2018

The following outlook excludes the impacts of any new acquisitions or unusual charges.

•	Net sales for full year 2018 are expected to be down 3% to down 5% from the prior year.
•

Adjusted diluted earnings per share(1) is expected to increase in the second half of 2018 compared to the first half, as our cost improvement efforts will scale through the year. This will enable us to return to positive adjusted diluted earnings per share in the second half and for the full year.

•	Free cash flow(1) generated by the business for 2018, incorporating the costs and benefits of restructuring, is expected to be in excess of $40 million for the full year, excluding transaction costs.

Conference Call

Essendant will hold a conference call followed by a question and answer session on Thursday, April 26, 2018, at 7:30 a.m. CDT, to discuss first quarter 2018 results. Investors may participate in the earnings call by dialing (877) 358-2531 in the U.S., (855) 669-9657 in Canada or (412) 902-6623 if international and ask to be joined into the Essendant call. To listen to the webcast, participants should visit the Investors section of the company’s website (investors.essendant.com), and click on the “Essendant Q1 2018 Earnings Call” button on the right side of the page, several minutes before the event is broadcast.  Interested parties can access an archived version of the call, this news release, a financial slide presentation and other information related to the call, also located on the quarterly results section of Essendant’s investor website, within hours after the call ends.

Essendant Reports First Quarter 2018 Results

Forward-Looking Statements

This news release contains forward-looking statements, including statements regarding the proposed business combination transaction between Essendant Inc. (“Essendant”) and Genuine Parts Company (“GPC”) in which GPC will separate its Business Products Group and combine this business with Essendant. From time to time, oral or written forward-looking statements may also be included in other information released to the public. These forward-looking statements are intended to provide management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements often contain words such as “expects,” “anticipates,” “estimates,” “intends,” “plans,” “believes,” “seeks,” “will,” “is likely to,” “scheduled,” “positioned to,” “continue,” “forecast,” “predicting,” “projection,” “potential” or similar expressions. Forward-looking statements may include references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results, events or transactions of Essendant or the combined company following the proposed transaction, the anticipated benefits of the proposed transaction, including estimated synergies, the expected timing of completion of the transaction and other statements that are not strictly historical in nature. These forward-looking statements are based on management’s current expectations, forecasts and assumptions. This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here, including but not limited to: the ability of Essendant and GPC to receive the required regulatory approvals for the proposed transaction and approval of Essendant’s stockholders and to satisfy the other conditions to the closing of the transaction on a timely basis or at all; the occurrence of events that may give rise to a right of one or both of Essendant and GPC to terminate the merger agreement; negative effects of the announcement or the consummation of the transaction on the market price of Essendant’s common stock and/or on its business, financial condition, results of operations and financial performance; risks relating to the value of the Essendant shares to be issued in the transaction, significant transaction costs and/or unknown liabilities; the possibility that the anticipated benefits from the proposed transaction cannot be realized in full or at all or may take longer to realize than expected; risks associated with contracts containing consent and/or other provisions that may be triggered by the proposed transaction; risks associated with transaction-related litigation; the possibility that costs or difficulties related to the integration of the businesses will be greater than expected; and the ability of the combined company to retain and hire key personnel. There can be no assurance that the proposed transaction or any other transaction described above will in fact be consummated in the manner described or at all. Stockholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, please see Essendant’s and GPC’s reports on Forms 10-K, 10-Q and 8-K filed with or furnished to the U.S. Securities and Exchange Commission (the “SEC”) and other written statements made by Essendant and/or GPC from time to time. The forward-looking information herein is given as of this date only, and neither Essendant nor GPC undertakes any obligation to revise or update it. It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete.

Essendant Reports First Quarter 2018 Results

Company Overview

Essendant Inc. is a leading national distributor of workplace items, with 2017 net sales of $5.0 billion. The company provides access to a broad assortment of over 170,000 items, including janitorial and breakroom supplies, technology products, traditional office products, industrial supplies, cut sheet paper products, automotive products and office furniture. Essendant serves a diverse group of customers, including independent resellers, national resellers and e-commerce businesses. The Company’s network of 66 distribution centers enables the Company to ship most products overnight to more than ninety percent of the U.S. For more information, visit www.essendant.com.

Essendant common stock trades on the NASDAQ Global Select Market under the symbol ESND.

Essendant Reports First Quarter 2018 Results

Essendant Inc. and Subsidiaries

Condensed Consolidated Statements of Loss

(in thousands, except per share data)

	For the Three Months Ended
	March 31,
	2018	2017* Revised
Net sales	$1,240,155	$1,269,383
Cost of goods sold	1,118,979	1,083,715
Gross profit	121,176	185,668
Operating expenses:
Warehousing, marketing and administrative expenses	165,544	172,298
Restructuring charges	14,061	-
Impairment of goodwill	-	198,828
Operating loss	(58,429)	(185,458)
Interest and other expense, net	8,222	7,463
Loss before income taxes	(66,651)	(192,921)
Income tax benefit	(15,211)	(4,328)
Net loss	$(51,440)	$(188,593)
Net loss per share - basic:	$(1.40)	$(5.15)
Average number of common shares outstanding - basic	36,865	36,644
Net loss per share - diluted:	$(1.40)	$(5.15)
Average number of common shares outstanding - diluted	36,865	36,644
Dividends declared per share	$0.14	$0.14

* Revised in the first quarter of 2018 for the impact of the adoption of a new pension accounting pronouncement.

Essendant Reports First Quarter 2018 Results

Essendant Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except share data)

	(Unaudited)	(Audited)
	As of March 31,	As of December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$30,967	$28,802
Accounts receivable, less allowance for doubtful accounts of $17,120 in 2018 and $17,102 in 2017	641,637	619,200
Inventories	704,313	821,683
Other current assets	69,523	43,044
Total current assets	1,446,440	1,512,729
Property, plant and equipment, net	129,291	132,793
Intangible assets, net	70,866	73,441
Goodwill	13,128	13,153
Other long-term assets	52,334	42,134
Total assets	$1,712,059	$1,774,250
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$469,981	$500,883
Accrued liabilities	185,577	189,916
Current maturities of long-term debt	6,077	6,079
Total current liabilities	661,635	696,878
Deferred income taxes	1,172	1,192
Long-term debt	530,350	492,044
Other long-term liabilities	77,551	89,222
Total liabilities	1,270,708	1,279,336
Stockholders’ equity:
Common stock, $0.10 par value; authorized - 100,000,000 shares, issued - 74,435,628 shares in 2018 and 2017	7,444	7,444
Additional paid-in capital	414,055	412,987
Treasury stock, at cost – 36,775,019 shares in 2018 and 36,811,366 shares in 2017	(1,092,979)	(1,093,813)
Retained earnings	1,162,237	1,219,309
Accumulated other comprehensive loss	(49,406)	(51,013)
Total stockholders’ equity	441,351	494,914
Total liabilities and stockholders’ equity	$1,712,059	$1,774,250

Essendant Reports First Quarter 2018 Results

Essendant Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	For the Three Months Ended
	March 31,
	2018	2017
Cash Flows From Operating Activities:
Net loss	$(51,440)	$(188,593)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	10,798	10,965
Share-based compensation	2,030	2,468
Gain on the disposition of property, plant and equipment	(234)	(319)
Amortization of capitalized financing costs	366	437
Deferred income taxes	(5,093)	4,280
Change in contingent consideration	(700)	-
Impairment of goodwill	-	198,828
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(22,766)	(1,544)
Decrease in inventory	117,257	50,531
Increase in other assets	(30,472)	(9,915)
(Decrease) increase in accounts payable	(30,979)	3,238
Decrease in accrued liabilities	(45)	(15,828)
Decrease in other liabilities	(10,147)	(1,523)
Net cash (used in) provided by operating activities	(21,425)	53,025
Cash Flows From Investing Activities:
Capital expenditures	(7,838)	(8,312)
Proceeds from the disposition of property, plant and equipment	46	-
Net cash used in investing activities	(7,792)	(8,312)
Cash Flows From Financing Activities:
Net borrowing under revolving credit facility	39,422	90,112
Borrowings under Term Loan	-	77,600
Repayments under Term Loan	(1,518)	-
Contingent consideration	(967)	-
Net repayments under Securitization Program	-	(200,000)
Net disbursements from share-based compensation arrangements	(168)	(310)
Payment of cash dividends	(5,209)	(5,167)
Payment of debt issuance costs	-	(5,678)
Net cash provided by (used in) financing activities	31,560	(43,443)
Effect of exchange rate changes on cash and cash equivalents	(178)	36
Net change in cash and cash equivalents	2,165	1,306
Cash and cash equivalents, beginning of period	28,802	21,329
Cash and cash equivalents, end of period	$30,967	$22,635
Other Cash Flow Information:
Income tax payments, net	$192	$11,555
Interest paid	8,470	7,658

Essendant Reports First Quarter 2018 Results

Essendant Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Gross Profit, Adjusted Operating Expenses, Adjusted Operating Income,

Adjusted Net (Loss) Income, Adjusted Diluted (Loss) Earnings Per Share, Adjusted EBITDA, and Free Cash Flow

The Non-GAAP table below presents Adjusted Operating Expenses, Adjusted Operating Income, Adjusted Net (Loss) Income, Adjusted Diluted (Loss) Earnings per Share, Adjusted EBITDA and Free Cash Flow for the three months ended March 31, 2018 and 2017 (in thousands, except per share data). These non-GAAP measures exclude certain non-recurring items and exclude other items that do not reflect the Company’s ongoing operations and are included to provide investors with useful information about the financial performance of our business. The presented non-GAAP financial measures should not be considered in isolation or as substitutes for the comparable GAAP financial measures. The non-GAAP financial measures do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP, and these non-GAAP financial measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP financial measures.

In order to calculate the non-GAAP measures, management excludes the following items to the extent they occur in the reporting period, to facilitate the comparison of current and prior year results and ongoing operations, as management believes these items do not reflect the underlying cost structure of our business. These items can vary significantly in amount and frequency.

•

Restructuring charges. Workforce reduction and facility closure charges such as employee termination costs, facility closure and consolidation costs, and other costs directly associated with shifting business strategies or business conditions that are part of a restructuring program.

Restructuring actions were taken in 2018 that included facility consolidations, workforce reductions and product assortment refinements.

•

Gain or loss on sale of assets or businesses. Sales of assets, such as buildings or equipment, and businesses can cause gains or losses. These transactions occur as the Company is repositioning its business and reviewing its cost structure.

•	Severance costs for operating leadership. Employee termination costs related to members of the Company’s operating leadership team are excluded as they are based upon individual agreements.

•	Asset impairments. Changes in strategy or macroeconomic events may cause asset impairments.

In the three months ended March 31, 2017, the Company recorded goodwill impairment which resulted from declines in sales, earnings and market capitalization.

•	Other actions. Actions, which may be non-recurring events, that result from the changing strategies and needs of the Company and do not reflect the underlying expense of the on-going business.

In the three months ended March 31, 2018, these include charges related to transformational expenses and a gain reflecting receipt of payment on notes receivable reserved in 2015. In the three months ended March 31, 2017, other actions included litigation and transformational expenses.

Adjusted Gross Profit, adjusted operating expenses and adjusted operating income. Adjusted operating expenses and adjusted operating income provide management and our investors with an understanding of the results from the primary operations of our business by excluding the effects of items described above that do not reflect the ordinary expenses and earnings of our operations. Adjusted operating expenses and adjusted operating income are used to evaluate our period-over-period operating performance as they are more comparable measures of our continuing business. These measures may be useful to an investor in evaluating the underlying operating performance of our business.

Adjusted net (loss) income and adjusted diluted (loss) earnings per share. Adjusted net (loss) income and adjusted diluted (loss) earnings per share provide a more comparable view of our Company’s underlying performance and trends than the comparable GAAP measures. Net (loss) income and diluted (loss) earnings per share are adjusted for the effect of items described above that do not reflect the ordinary earnings of our operations.

Essendant Reports First Quarter 2018 Results

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA). Adjusted EBITDA is helpful in evaluating our operating performance and is used by management for various purposes, including as a measure of performance and as a basis for strategic planning and forecasting. Net income is adjusted for the effect of interest, taxes, depreciation and amortization and stock-based compensation expense. Management believes that adjusted EBITDA is also commonly used by investors to evaluate operating performance between competitors because it helps reduce variability caused by differences in capital structures, income taxes, stock-based compensation accounting policies, and depreciation and amortization policies.

Free cash flow. Free cash flow is useful to management and our investors as it is a measure of the Company’s liquidity. It provides a more complete understanding of factors and trends affecting our cash flows than the comparable GAAP measure. Net cash provided by (used in) operating activities and net cash provided by (used in) investing activities are aggregated and adjusted to exclude the impact of acquisitions, net of cash acquired and divestitures.

Outlook. Adjusted diluted earnings per share and free cash flow are non-GAAP measures. A quantitative reconciliation of non-GAAP guidance to the corresponding GAAP information is not available because the non-GAAP guidance excludes certain GAAP information that is uncertain and difficult to predict. The adjusted diluted earnings per share guidance excludes impacts in the first three months of 2018 of $1.26 per share related to restructuring charges, transformational expenses and a payment on notes receivable. Actual amounts appear in the non-GAAP table included later in this section. For the remainder of the year, the factors that will be excluded are currently unknown due to the level of unpredictability and uncertainty associated with these items, but may include actions such as future restructuring charges, transformational expenses and cash flow impacts of acquisitions.

Essendant Reports First Quarter 2018 Results

Essendant Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Gross Profit, Adjusted Operating Expenses, Adjusted Operating Income,

Adjusted Net (Loss) Income, Adjusted Diluted (Loss) Earnings Per Share, Adjusted EBITDA, and Free Cash Flow

(Unaudited)

(in thousands, except per share data)

	For the Three Months Ended March 31,
	2018	2017 (2)

Gross profit	$121,176	$185,668
Restructuring charges - product assortment refinements	42,823	-
Adjusted gross profit	$163,999	$185,668

Operating expenses	$179,605	$371,126
Restructuring charges	(14,061)	-
Transformational expenses	(4,231)	(2,951)
Payment on notes receivable	110	-
Impairment of goodwill	-	(198,828)
Litigation reserve	-	(6,000)
Adjusted operating expenses	$161,423	$163,347

Operating loss	$(58,429)	$(185,458)
Gross profit and operating expense adjustments noted above	61,005	207,779
Adjusted operating income	$2,576	$22,321

Net loss	$(51,440)	$(188,593)
Gross profit and operating expense adjustments noted above	61,005	207,779
Non-GAAP tax provision on adjustments
Product assortment refinements	(9,733)	-
Restructuring charges	(3,195)	-
Transformational expenses	(961)	(1,118)
Payment on notes receivable	25	-
Impairment of goodwill	-	(6,559)
Litigation reserve	-	(2,324)
Income tax provision on adjusted net loss	(13,864)	(10,001)
Adjusted net (loss) income	$(4,299)	$9,185

Diluted loss per share (1)	$(1.38)	$(5.15)
Gross profit and operating expense adjustments noted above	1.64	5.67
Non-GAAP tax provision on adjustments	(0.38)	(0.27)
Adjusted diluted (loss) earnings per share	$(0.12)	$0.25

Net loss	$(51,440)	$(188,593)
Income tax benefit	(15,211)	(4,328)
Interest and other expense, net	8,222	7,463
Depreciation and amortization	10,798	10,965
Equity compensation expense	2,030	2,468
Gross profit and operating expense adjustments noted above	61,005	207,779
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA)	$15,404	$35,754

Net cash (used in) provided by operating activities	$(21,425)	$53,025
Net cash used in investing activities	(7,792)	(8,312)
Free cash flow	$(29,217)	$44,713

(1)

Diluted loss per share for the three months ended March 31, 2018 and 2017 under GAAP reflect an adjustment to the basic earnings per share due to the net loss. The diluted earnings per share here does not reflect this adjustment.

(2)	Revised in the first quarter of 2018 for the impact of the adoption of a new pension accounting pronouncement.